ISSI Announces Fourth Quarter and Fiscal 2011 Results

SAN JOSE, Calif., Oct. 26, 2011 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the fourth fiscal quarter and fiscal year ended September 30, 2011.

Fiscal Fourth Quarter Highlights:

  Reported total revenue of $71.3 million, an increase of 2.2 percent over the June 2011 quarter;
  Achieved GAAP net income of $1.23 per diluted share, including a $0.99 per share income tax benefit from the release of a portion of the Company's valuation allowance associated with deferred tax assets, and non-GAAP net income of $0.29 per diluted share;
  Generated $11.0 million in cash flow from operations during the quarter;
  Repurchased 500,000 shares during the quarter at an average price of $8.01 per share;
  Announced the sampling of a 2Gb DDR2 device available in commercial, industrial, and automotive temperature grades; and
  Secured a significant design win for Si En's analog funlight LED product for a cell phone application in India, representing Si En's first major design win outside of China.

Fiscal Year 2011 Highlights:

  Reported record total revenue of $270.5 million, an increase of 7.1 percent over fiscal 2010;
  Revenue from specialty DRAM and SRAM increased 14.7 percent over fiscal 2010;
  Increased automotive market revenue 46 percent and industrial, medical and military market revenue 53 percent over fiscal 2010;
  Generated $30.6 million in cash flow from operations during the fiscal year; and
  Acquired Si En Technologies to enter key high growth analog markets and strengthen the company's Asian presence.

"We are pleased to report a sequential increase in our fourth quarter revenue that was at the high end of our guidance range. These results conclude a solid year for ISSI highlighted by the achievement of record revenue and strong cash flow," said Scott Howarth, ISSI's President and CEO. "We continued to gain market share from new product launches and increasing design wins in the automotive and industrial/medical/military markets where quality and long term support are a strong competitive advantage for ISSI. Our achievements continue to demonstrate the strength of our specialty memory business particularly during these challenging market conditions."

"Looking forward, I believe that our design win traction, strong customer relationships, new product introductions and solid balance sheet position ISSI for continued revenue growth and success in fiscal 2012. We have expanded our addressable markets with the launch of new products, including mobile DRAM, DDR2, and RLDRAM®, as well as high performance synchronous SRAM devices. Additionally, we are gaining traction with our new analog products and are pleased to announce our first significant design win outside of China. We now offer an even broader portfolio of differentiated products with long life cycle support, which are key factors that we expect to drive our future growth and consistent performance."

Fiscal Fourth Quarter 2011 Results:

Revenue in the fourth fiscal quarter ended September 30, 2011 was $71.3 million. SRAM and DRAM revenue was $66.0 million and analog revenue was $5.3 million. SRAM and DRAM revenue increased 1.0 percent from the June 2011 quarter and decreased 2.2 percent from the September 2010 quarter. Gross margin for the fourth quarter was 33.4 percent, compared to 33.2 percent in the June 2011 quarter, and 37.8 percent in the September 2010 quarter.

The Company has deferred tax assets from net operating loss carry forwards, tax credit carry forwards, and other book and tax timing differences related to federal, state and foreign tax jurisdictions. Previously, the Company provided a full valuation allowance against these deferred tax assets due to concerns over whether the assets would be realized. Based on increased operating profits and expectations of continued profitability, at September 30, 2011, the Company determined that it was more likely than not that a portion of the deferred tax assets would be realized. As a result, it is no longer necessary to fully reserve the deferred tax assets and, the Company recorded net deferred assets resulting in an income tax benefit of $28.1 million in the September quarter.

Including the $28.1 million income tax benefit, GAAP net income in the fourth quarter of fiscal 2011 was $34.9 million, or $1.23 per diluted share, compared to GAAP net income of $8.1 million, or $0.28 per diluted share, in the June 2011 quarter and $11.8 million, or $0.43 per diluted share, in the September 2010 quarter.

Non-GAAP net income in the fourth quarter of 2011 was $8.2 million, or $0.29 per diluted share, which excludes the $28.1 million income tax benefit, $1.1 million in stock-based compensation expense, and $0.3 million in amortization of intangibles related to the acquisition of Si En. This compares to $9.6 million, or $0.34 per diluted share, in the June 2011 quarter and $12.6 million, or $0.46 per diluted share, in the September 2010 quarter.

Fiscal 2011 Results:

Revenue in the fiscal year ended September 30, 2011 was a record $270.5 million, an increase of 7.1 percent from revenue of $252.5 million in fiscal 2010. Gross margin in fiscal 2011 was 33.4 percent, compared with 38.2 percent in fiscal 2010. GAAP net income in fiscal 2011 was $56.0 million, which includes the $28.1 million income tax benefit, or $1.98 per diluted share, compared with GAAP net income in fiscal 2010 of $42.2 million, or 1.56 per share.

Non-GAAP net income in fiscal 2011 was $33.4 million, or $1.18 per diluted share, which excludes the $28.1 income tax benefit, $4.0 million in stock-based compensation expense and $1.6 million in items related to the acquisition of Si En. This compares to $44.7 million, or $1.65 per diluted share, in the fiscal 2010. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

The Company's cash, cash equivalents and short-term investments totaled $95.4 million at September 30, 2011, compared with $89.6 million at June 30, 2011. The Company's inventory at September 30, 2011 totaled $56.8 million, compared to $61.0 million at June 30, 2011.

December Quarter Outlook

The Company expects total revenue for the December quarter to range between $65.0 and $72.0 million, consisting of SRAM and DRAM revenue of between $60.5 million and $66.5 million and analog revenue of between $4.5 million and $5.5 million. Gross margin for the December quarter is expected to range between 33 percent and 34 percent. Operating expenses are expected to be between $16.7 million and $17.4 million. As a result of recording the net deferred tax assets, the Company will record income tax expense from the utilization of the recorded net assets and expects that its effective tax rate in the December quarter will be approximately 25 percent. GAAP net income is expected to be between $0.15 and $0.22 per diluted share, and non-GAAP net income, which excludes non-cash tax expense related to the utilization of deferred tax assets, stock-based compensation, and the amortization of intangibles related to the acquisition of Si En, is expected to range between $0.22 and $0.29 per diluted share.

Conference Call Information

A conference call will be held today at 1:30 p.m. Pacific Time to discuss the Company's fourth quarter and fiscal 2011 financial results. To access ISSI's conference call via telephone, dial 877-419-6600 by 1:20 p.m. Pacific Time. The participant passcode is 5547171. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information

In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP net income for certain periods that exclude the income tax benefit from recording net deferred tax assets, stock based compensation and amortization of intangibles related to the acquisition of Si En. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented these non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the income tax benefit from recording net deferred tax assets, the impact of stock based compensation, and amortization of intangibles related to the acquisition of Si En. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are high speed and low power SRAM and low and medium density DRAM, and with its acquisition of Si En, the Company also designs and markets high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning the strength of our specialty memory business, being positioned for continued revenue growth and success in fiscal 2012, expansion of addressable markets, gaining traction with new analog products, key factors driving future growth and consistent performance, and our outlook for the December 2011 quarter with respect to revenue, SRAM and DRAM revenue, analog revenue, gross margin, operating expenses, effective income rate, and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2010 and Form 10-Q for the quarter ended June 30, 2011. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

	Integrated Silicon Solution, Inc.
	Condensed Consolidated Statements of Income
	(Unaudited)
	(In thousands, except per share data)

	Three Months Ended			Fiscal Year Ended

	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Net sales	$ 71,339	$ 69,809	$ 73,632	$ 270,508	$ 252,458
Cost of sales	47,501	46,639	45,762	180,100	155,927
Gross profit	23,838	23,170	27,870	90,408	96,531

Operating expenses:
Research and development	7,526	6,525	7,278	27,622	24,066
Selling, general and administrative	9,518	9,120	8,212	36,617	32,509
Total operating expenses	17,044	15,645	15,490	64,239	56,575

Operating income	6,794	7,525	12,380	26,169	39,956
Interest and other income, net	798	660	36	2,056	1,192
Gain on sale of investments	-	-	-	560	2,761

Income before income taxes	7,592	8,185	12,416	28,785	43,909
Provision (benefit) for income taxes	(27,464)	90	191	(27,338)	1,154

Consolidated net income	35,056	8,095	12,225	56,123	42,755

Net income attributable to
noncontrolling interests	(182)	(5)	(420)	(166)	(559)

Net income attributable to ISSI	$ 34,874	$ 8,090	$ 11,805	$ 55,957	$ 42,196

Basic net income per share	$ 1.31	$ 0.30	$ 0.45	$ 2.11	$ 1.65
Shares used in basic per share calculation	26,632	26,768	26,126	26,568	25,603

Diluted net income per share	$ 1.23	$ 0.28	$ 0.43	$ 1.98	$ 1.56
Shares used in diluted per share calculation	28,266	28,551	27,672	28,308	27,041

Reconciliation of GAAP to Non-GAAP Financial Measures
	Three Months Ended			Fiscal Year Ended
	(In thousands, except per share data)

	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Operating income:
GAAP operating income	$ 6,794	$ 7,525	$ 12,380	$ 26,169	$ 39,956
Adjustments:
Si En acquisition related inventory write up	-	39	-	269	-
Si En intangible asset amortization and charge	402	537	-	1,190	-
Legal fees related to Si En acquisition	-	-	-	325	-
Stock-based compensation expense	1,076	983	817	4,042	2,497
Total adjustments	1,478	1,559	817	5,826	2,497
Non-GAAP operating income	$ 8,272	$ 9,084	$ 13,197	$ 31,995	$ 42,453

Net income:
On a GAAP basis	$ 34,874	$ 8,090	$ 11,805	$ 55,957	$ 42,196
Adjustments:
Si En acquisition related inventory write up	-	39	-	269	-
Si En intangible asset amortization and charge	402	537	-	1,190	-
Legal fees related to Si En acquisition	-	-	-	325	-
Stock-based compensation expense	1,076	983	817	4,042	2,497
Tax effect of Si En acquisition related items	(64)	(82)	-	(225)	-
Tax credit for valuation allowance release	(28,136)	-	-	(28,136)	-
Total adjustments	(26,722)	1,477	817	(22,535)	2,497
Non-GAAP net income	$ 8,152	$ 9,567	$ 12,622	$ 33,422	$ 44,693

Non-GAAP net income per share:
Basic	$ 0.31	$ 0.36	$ 0.48	$ 1.26	$ 1.75
Diluted	$ 0.29	$ 0.34	$ 0.46	$ 1.18	$ 1.65

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	September 30,
	2011	2010
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 83,863	$ 81,665
Restricted cash	6,786	5,107
Short-term investments	4,761	4,837
Accounts receivable, net	38,498	41,148
Inventories	56,796	54,560
Other current assets	14,455	4,479

Total current assets	205,159	191,796
Property, equipment and leasehold improvements, net	28,959	28,078
Long-term investments	4,025	-
Purchased intangible assets, net	11,081	1,294
Goodwill	9,463	1,301
Other assets	32,338	11,562
Total assets	$ 291,025	$ 234,031

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 35,433	$ 41,586
Accrued compensation and benefits	6,363	6,406
Accrued expenses	4,711	5,930

Total current liabilities	46,507	53,922

Other long-term liabilities	9,272	2,288

Total liabilities	55,779	56,210

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	321,131	317,773
Accumulated deficit	(87,328)	(143,285)
Accumulated comprehensive loss	(1,252)	(2,286)

Total ISSI stockholders' equity	232,554	172,205

Noncontrolling interest	2,692	5,616

Total stockholders' equity	235,246	177,821
Total liabilities and stockholders' equity	$ 291,025	$ 234,031

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations, of Integrated Silicon Solution, Inc., +1-408-969-6600, ir@issi.com; or Leanne K. Sievers of Shelton Group, +1-949-224-3874, lsievers@sheltongroup.com, for Integrated Silicon Solution, Inc.